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                                                                    EXHIBIT 99.1

Contacts:           Michelle D. Monfor
                    Director, Investor Relations
                    (206) 467-3613

                    Robert J. Jirsa
                    Director, Corporate and Environmental Affairs
                          (206) 467-3626



               PLUM CREEK ANNOUNCES SIGNING A DEFINITIVE AGREEMENT

                TO PURCHASE RIVERWOOD INTERNATIONAL CORPORATION'S

            MID-SOUTH FORESTLANDS & SOLID-WOOD CONVERSION FACILITIES



         SEATTLE, WASHINGTON, August 7, 1996 -- Plum Creek Timber Company, L.P. (NYSE:PCL) announced today that it has signed a definitive agreement with Riverwood International Corporation to purchase Riverwood's mid-South forestlands and solid-wood conversion facilities. The purchase price of approximately $540 million includes 538,000 acres of timberlands along with two sawmills and a plywood plant located in northern Louisiana and southern Arkansas, and a nursery in Texas. The obligation of both parties to complete the transaction is subject to certain conditions, but is not contingent on Plum Creek obtaining financing. Should these conditions be satisfied, the transaction is expected to close before the end of the year.

         "We view this acquisition as an enhancement of our current ownership of over 2 million acres of timberland, and a complement to our core business and timber management expertise. The Riverwood timberlands are high-quality, very productive southern pine plantations that have been well managed. This transaction would provide Plum Creek an opportunity to diversify its timber holdings and business in an area of the country with very competitive markets for wood fiber," said Rick Holley, President and Chief Executive Officer. "The integrated conversion facilities are very efficient and will add to the value of the resource.

         "We have the highest regard for Riverwood's management and expect to hire the vast majority of Riverwood's employees. Plum Creek is also committed to operating Riverwood's forestlands consistent with our environmental stewardship approach," Holley stated.

         "In this time of diminishing timber resources, adding these assets to our existing resource base will broaden the Company's competitive position for the future, particularly since the U.S. South is one of the most efficient fiber producing regions in the world," Holley continued.
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         "We expect that this acquisition will increase our overall cash flow and the value of the business through the ownership of these quality assets and the support it provides for future growth in our cash distributions," Holley concluded.

         As part of the acquisition, Plum Creek will enter into a long-term agreement to supply fiber from these timberlands to Riverwood's paper facility in West Monroe, Louisiana.

         Plum Creek is an integrated forest products company with timberlands and mills located in the Pacific Northwest.